Exhibit 10.24


March 4, 1998


Victor Langford
47297 Rancho Higuera Road
Fremont, CA  94539

Dear Vic:

On behalf of Interlink Computer Sciences Inc., it gives me great pleasure to extend you an offer for the position of Vice President, Research & Development reporting to me. Allow me to review the details of your total compensation:

o    Your annualized Target Salary will be $245,000.00 as follows:

            o     Your  base  monthly  salary  will be  $14,593.34  ($175,000.00 annualized)

            o Your annualized bonus potential will be $70,000.00. Bonus is paid quarterly based on attainment of predetermined objectives established within your first 30 days of employment

o You will be granted an option to purchase 37,500 shares of the Company's common stock subject to the details below.

o Additionally, you will be granted a performance based stock option totaling an additional 37,500 shares subject to the details below.

o You will be eligible to participate in the Company's benefits program as outlined below.

Because Interlink's proprietary and confidential information are among the Company's most important assets, we must ask, as a condition of your employment with Interlink, that you sign the enclosed Non-Disclosure Agreement when you begin work. Additionally, you will need to provide proof of identification on your first day of work.

BENEFITS
As a full time salaried employee of Interlink, you will be eligible for a full range of benefits including Company paid life, health, dental and vision insurances. These benefits are effective the first of the month following your start date. You are also entitled to participate in the Company's 401(k) retirement plan and the Company's Employee Stock Purchase Plan subject to the enrollment requirements of the Plan(s). Finally, you will receive Personal Time Accrual and paid holidays as previously outlined.

OPTION TO PURCHASE STOCK
Upon approval by the Board of Directors, you will be granted an option to purchase shares of the Company's common stock. The price of the stock is 100% of the fair market value of the stock on the date of the grant approval by the Board of Directors. Vesting of these options will be effective as of the date you start employment and vest at 1/48th per month with a 9 month cliff

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vesting  waiting  period.  In the 10th  month of your  employment  you will vest
10/48ths of your options.

PEFORMANCE STOCK OPTION
Upon approval by the Board of Directors, you will be granted an option to purchase shares of the Company's common stock. The price of the stock is 100% of the fair market value of the stock on the date of the grant approval by the Board of Directors. Vesting of these options will be effective as of the date you start employment. The option is to vest over a seven (7) year period. According to the terms of this grant, if the average share price in effect on your start date doubles and the increased price is sustained over a one month period, your performance based options will accelerate their vesting by one year. Thereafter, an additional year of vesting will accelerate for every $5 of incremental value added to the Company's average stock. The stock must retain its increased value over a one month period in order for any acceleration of options to occur. The performance based option grant will carry a two year minimum vesting schedule regardless of acceleration factors.

Employment at Interlink is at the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, without cause. This offer is valid until March 11, 1998. Please sign this letter to indicate your acceptance.

Vic, I am very excited about the future of the Company and look forward to having you work with us. If you have any questions, please feel free to call me at the number listed above.

INTERLINK COMPUTER SCIENCES, INC.


AJ Berkeley
Chief Executive Officer & President


Agreed to and accepted by: _____________________________  Start Date: __________

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